WAYPOINT BANK                                               235 N. Second Street
                                                            Harrisburg, Pa 17101
                                                            Phone 717-909-2329
                                                            Fax 717-231-6186


                                  EXHIBIT 99.1



PRESS RELEASE


FOR IMMEDIATE RELEASE
---------------------

Contact:  Bob Gentry
Sr. Vice President, Marketing
(717) 909-2329

       DAVID E. ZUERN BECOMES THE CHIEF EXECUTIVE OFFICER OF WAYPOINT BANK

HARRISBURG, PENNSYLVANIA (JUNE 10, 2002) - Charles C. Pearson, Jr., Co-Chairman
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and Chief Executive Officer (CEO) of Waypoint Financial today announced the appointment of David E. Zuern as President and CEO of Waypoint Bank. Zuern succeeds Pearson in his new position and has served as Waypoint Bank's President and Chief Operating Officer since September of 2000.

In making the announcement, Pearson stated, "This promotion recognizes the significant contributions that Dave has made toward the success that Waypoint has achieved. Dave's experience has been invaluable in accelerating the evolution of Waypoint into a modern full service financial institution and as Chief Executive Officer he will be able to guide the bank further along this path." Pearson, who will remain as CEO of the holding company, Waypoint Financial indicated that he will now focus more of his time on expanding the corporation through acquisitions as well as planning the strategic direction of the corporation. He commented, "We are fortunate to have a large capital base that affords us the opportunity to increase the scope of our operations."

Zuern came to Harrisburg in 1999 when Governor Ridge appointed him to serve as Secretary of Banking for the Commonwealth. Prior to that he was President and CEO of the Northwest Region of PNC Bank. He is presently the Chairman of the Envision Benchmark Task Force of the Harrisburg Regional Chamber of Commerce. Zuern is a graduate of Gannon University and has his M.B.A. from Case Western Reserve University and has over 30 years experience in banking.

In commenting on his promotion, Zuern said, "I am very excited about Waypoint's prospects as a large, locally based financial organization in a vibrant, growing market area. The success we've achieved has demonstrated to me that customers recognize the advantage that an institution rooted in their own community can offer. I look forward to helping our bank to continue to grow and excel."

Waypoint Financial Corp. is the bank holding company for Waypoint Bank, a $5.3 billion bank headquartered in Harrisburg, Pennsylvania with a network of 58 branches. Waypoint Bank operates 50 branches in Dauphin, York, Lancaster, Cumberland, and Lebanon counties in southcentral Pennsylvania and 8 branches in Baltimore, Harford and Washington counties in Maryland.

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